Exhibit 10.51

THIRD AMENDMENT (2006-1) TO THE

AMPHENOL CORPORATION

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

Pursuant to Section 5.1 of the Amphenol Corporation Supplemental Employee Retirement Plan (the “Plan”), the Plan is hereby amended as follows:

1.                                       Section 2.1, Eligibility, is restated in its entirety, effective January 1, 2007, to read as follows:

2.1.  Eligibility.

(a)                       General.  Each senior management employee of the Company shall be eligible to become a Participant in the Plan but shall only become a Participant upon such employee being designated as a Participant by the Pension Committee in writing and provided further that at the time of such designation and approval the employee is a Participant in a Basic Retirement Plan. Notwithstanding the preceding sentence, effective January 1, 2000, any employee of the Company who is actively employed and a Participant in the Basic Retirement Plan, and whose benefit under the Basic Retirement Plan has been limited by the application of Section 401(a)(17) or Section 415 of the Code, shall be eligible to become a Participant in the Plan; provided, however, that any employee of the Company shall only become a Participant eligible for a benefit determined pursuant to Section 3.2(a)(iii) upon such employee being designated in writing by the Pension Committee as a Participant with respect to that portion of the Plan.

(b)                      January 1, 2007 Basic Retirement Plan Freeze.  No salaried employee shall become a participant in the Basic Retirement Plan after December 31, 2006.  An inactive participant in the Basic Retirement Plan who is reemployed by the Company or a participating employer under the Basic Retirement Plan as a salaried employee after December 31, 2006 shall not resume participation in the Basic Retirement Plan or this Plan.

2.                                       Subsection 3.2(a)(i) is restated in its entirety, effective January 1, 2007, to read as follows:

(i)                                     as if the compensation limitation imposed to determine benefits by Section 401(a)(17) of the Code was $500,000 for Plan Years prior to 2007, and 3.33 multiplied by the Section 401(a)(17) limitation for the applicable Plan Year for 2007 and subsequent Plan Years;

3.                                       A new Section 6.13, Compliance with Code Section 409A, is inserted, effective January 1, 2005, and reads as follows:

6.12        Compliance with Code Section 409A.  This Plan is intended and shall be construed to comply with Section 409A of the Internal Revenue Code and may be amended unilaterally by the Company at any time, and retroactively when appropriate, in the event that the Company determines such amendment is necessary to comply with Code Section 409A and applicable guidance and regulations issued thereunder, to make any provisions in the Plan consistent therewith.

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed this       day of December, 2006.

Amphenol Corporation

By:	/s/ Diana G. Reardon
Name: Diana G. Reardon
Title: Senior Vice President and Chief Financial Officer